EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of October 25, 2000, between ENTREPORT CORPORATION, a Florida corporation (collectively "Employer"), and BRUCE PETERSON ("Employee").


                                 R E C I T A L S
                                 ---------------

         A. Employer is engaged in various aspects of web development services business, including building Internet portals for industry niches, delivering training, continuing education and coaching online.

         B. Employee desires to join the Employer as its President of the real estate division currently known as iSucceed.com.

         C. To set forth the terms and conditions of his employment with the Employer, the Employee desires to enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, Employer and Employee, intending to be legally bound, hereby agree as follows:


                                A G R E E M E N T

         1. TERM OF EMPLOYMENT. Employer hereby employs Employee, and Employee hereby accepts employment with Employer, for a period of three (3) years beginning upon the signing of a separate definitive Agreement and Plan of Merger (between University.com and EntrePort Corporation) and terminating three years thereafter ("Employment Period"); provided that this Agreement shall be automatically renewed for successive one (1) year terms unless either party elects not to renew this Agreement by delivering written notice of its election to the other party no later than one hundred eighty (180) days prior to the end of the current term. Notwithstanding anything in this Section 1 to the contrary, this Agreement may be terminated at any time in accordance with Section 6.

         2. DUTIES OF EMPLOYEE. Employee shall serve in the capacity as President of the real estate division currently known as iSucceed.com at Employer's office in Minneapolis, Minnesota, or at such other place as Employer may direct, except for periods of temporary travel that are deemed necessary for purposes of fulfilling Employee's responsibilities hereunder. Employee may be required to travel to or from Employer's parent company's offices located in Vista, California as needed.

         Employee shall have the responsibility to generally and actively supervise and manage all the business activities and functions of the Employer and its subordinate officers, agents and employees. Except during vacation periods or in accordance with Employer's personnel policies covering executive leaves and reasonable periods of illness or other incapacitation, Employee shall devote his services to Employer's business and interests in a manner consistent with Employee's title and office and Employer's needs for his services. Employee shall perform the duties of Employee's office and those assigned to Employee by the Employer's President or Chairman with fidelity, to the best of Employee's ability, and in the best interest of Employer. During the term of this Agreement, the Employee shall devote his entire productive time, attention, knowledge and skill to the business and interest of the Employer as contemplated in this Agreement. The Employee further agrees to devote all of his skills and efforts to the performance of, and to perform diligently and on a timely basis, such duties as shall be assigned to the Employee from time to time by the Employer's President or Chairman so long as such other services and duties are not inconsistent with any other term of this Agreement.

         3. COMPENSATION OF EMPLOYEE. As compensation for Employee's services hereunder, Employee shall receive a base salary of One Hundred Thousand Dollars ($100,000) per annum, payable in semi-monthly installments of Four Thousand One Hundred Sixty-Six and 66/100 Dollars ($4,166.66) each, or a ratable portion thereof for periods of less than one-half month.

         Employee shall be entitled to a salary increase to One Hundred Fifty Thousand Dollars ($150,000) on the 90th day following Employee's execution of that certain definitive Agreement and Plan of Merger between University.com and EntrePort Corporation. Employee shall be entitled to an additional salary increase to Two Hundred Thousand Dollars ($200,000) when Employer has raised at least Ten Million Dollars ($10,000,000) in connection with any one offering or capital investment.

         4. EXPENSE REIMBURSEMENTS. Employee shall be reimbursed for reasonable and actual out-of-pocket expenses incurred by Employee in performance of Employee's duties and responsibilities hereunder in accordance with Employer's established personnel policy covering executive officer expense reimbursements, as such policy may be amended, revised or otherwise changed from time to time. Such expenses include airfare and lodging when Employee is required to travel to Vista, California. Employer reserves the right to book and pay for airfare and lodging to the extent it is more economical to do so. Employee shall furnish proper vouchers and expense reports and shall be reimbursed only for those expenses which shall be reimbursable.

         In addition, Employer shall pay to Employee a non-accountable monthly automobile allowance of Five Hundred Dollars ($500.00) per month. Employee shall be responsible for all accounting and costs, including maintenance, fuel, lease payments, insurance, and the like, associated with such automobile.

         For Employee's travel between Minneapolis, Minnesota and Vista, California, Employer reserves the right to make arrangements for Employee's lodging consistent with the most economical manner for Employer, including but not limited to, the use of a corporate apartment or residence.

         5. VACATION, SICK LEAVE AND OTHER FRINGE BENEFITS. Employee shall be entitled to two (2) weeks vacation for each twelve (12) month period of employment hereunder. Employee shall also be entitled to leaves for illness or other incapacitation as is consistent with Employee's title and Employer's needs for Employee's services, except as otherwise provided for in Section 6.2. Employee shall be entitled during Employee's employment hereunder to share or participate in such medical insurance programs or other "fringe" benefit plans or programs as shall be made available to executive officers employed by Employer generally, in accordance with Employer's established personnel policies, if any, or as established, amended, revised or otherwise changed from time to time, covering executive officer employee benefits.

         6. TERMINATION.
            -----------

                  6.1 TERMINATION BY EMPLOYER FOR CAUSE. Employer may terminate this Agreement and Employee's employment hereunder for Cause (as defined herein) any time effective upon written notice to Employee. As used herein, the term "Cause" shall mean:

                           6.1.1 Habitual neglect in the performance of
Employee's material duties as set forth in Section 2 which continues uncorrected for a period of ten (10) days after written notice thereof by Employer to Employee; or

                           6.1.2 Negligence involving misfeasance or nonfeasance
by Employee in the performance of Employee's material duties as set forth in
Section 2 which continues uncorrected for a period of ten (10) days after written notice thereof by Employer to Employee; or

                           6.1.3 A material breach of that certain Agreement and
Plan of Merger entered into by Employee.

                           6.1.4 Insubordination or nonfeasance by Employee of
any services or duties as may be assigned to Employee by the Board of Directors, except to the extent that such services or duties would involve a violation of law or materially expand or conflict with Employee's duties set forth in Section 2.

                           6.1.5 A breach of Employee's fiduciary obligations or
duty of loyalty as an officer of Employer and director of Employer's Parent Company's Board of Directors.


                  6.2 TERMINATION UPON DEATH OR DISABILITY. This Agreement and Employee's employment hereunder shall terminate upon Employee's death or Disability (as defined herein). For this purpose, "Disability" means incapacity, whether by reason of physical or mental illness or disability, which prevents Employee from substantially performing Employee's material duties as set forth in Section 2 for thirty (30) days, or for shorter periods aggregating thirty
(30) days in any twelve (12) successive calendar months. Upon termination for Disability, unless Employer shall have in force a disability insurance policy providing for benefits in an amount at least equal to the benefits provided in this Section 6.2, Employer shall continue to pay the base compensation payments pursuant to Section 3 to the Employee until the date thirty (30) days following the effective date of Disability. Upon termination for death, Employer shall continue to pay the base compensation payments pursuant to Section 3 to the surviving spouse of Employee (or if there is none to Employee's estate) until the date thirty (30) days following the date of death. Termination for death shall become effective upon the occurrence of such event and termination for Disability shall become effective upon written notice by Employer to Employee.

                  6.3 EVENTS UPON TERMINATION. The termination of this Agreement pursuant to Section 6 shall also result in the termination of all rights and benefits of Employee under this Agreement except for any rights to compensation accrued under Section 3 prior to the date of termination or rights to expense reimbursement under Section 4 and, upon death of Disability as provided in
Section 6.2, the rights provided in Section 6.2 hereof.

         7. EMPLOYEE'S REPRESENTATIONS. Employee represents and warrants that Employee is free to enter into this Agreement and to perform each of the provisions contained herein. Employee represents and warrants that Employee is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and that Employee's execution and performance of this Agreement is not a violation or breach of any agreement between Employee and any other person or entity. Upon commencement of employment, Employee will be required to sign an acknowledgement of receipt of employee manual, assignment of inventions agreement, and arbitration agreement.

         8. CONFIDENTIALITY AND CONFIDENTIAL INFORMATION. Employee agrees to regard and preserve as confidential all information obtained by Employee relating or pertaining to (i) Employer's business, projects, plans, products, services planned or proposed products or services, customers, potential customers, identity and buying habits and preferences of customers and potential customers, trade secrets, and other confidential information (including business, financial and technical information, including computer programs, software and unpublished know-how, whether patented or unpatented), and to (ii) all of Employee's activities for or on behalf of Employer, and Employee agrees not to publish or disclose any part of such information to others or use the same for Employee's own purposes or the purposes of others, during the term of Employee's employment by Employer or thereafter. Any information of Employer which is not readily available to the public shall be considered by Employee to be confidential information unless Employer advises Employee otherwise in writing. Employee further agrees to preserve as confidential the confidential information of any third party to which Employee may have access and to treat such information as though it were Employer confidential information. Nothing contained herein shall be construed to reduce or eliminate Employee's obligations of confidentiality under that certain Agreement and Plan of Merger.


         9. GENERAL PROVISIONS.
            -------------------

                  9.1 SEVERABLE PROVISIONS. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be judicially unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

                  9.2 ASSIGNMENT. Neither this Agreement nor any of the rights or obligations of Employee or Employer hereunder shall be assignable.

                  9.3 NOTICES. Any notice to be given to Employer under the terms of this Agreement shall be addressed to Employer at the address of Employer's principal place of business, and any notice to be given to Employee shall be addressed to Employee at his home address last shown on the records of Employer, or at such other address as either party may hereafter designate in writing to the other. Any notice required or permitted under this Agreement shall be in writing and shall be deemed effective: (i) upon receipt in the event of delivery by hand, including delivery made by private delivery or overnight mail service where either the recipient or delivery agent executes a written receipt or confirmation of delivery; or (ii) 48 hours after deposited in the United States mail, registered or certified mail, return receipt requested, postage prepaid.

                  9.4 WAIVER. Either party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

                  9.5 ENTIRE AGREEMENT; AMENDMENTS. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to the employment of Employee by Employer. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement will be effective only if it is in writing signed by the party to be charged. Notwithstanding the above, the parties agree that the certain Agreement and Plan of Merger is unaffected by this Agreement and all documents required to be executed pursuant to Section 7 above will be deemed executed concurrently with the execution of this Agreement.

                  9.6 TITLES AND HEADINGS. Titles and headings to sections of this Agreement are for the purpose of reference only and shall in no way limit, define or otherwise affect the interpretation or construction of such provisions.

                  9.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                                     "EMPLOYER"


                                                     ENTREPORT CORPORATION,
                                                     a Florida corporation


                                            By: /s/ William A. Shue
                                               --------------------------
                                               William A. Shue, President

                                                  "EMPLOYEE"

                                               /s/ BRUCE PETERSON
                                               --------------------------
                                               BRUCE PETERSON